As filed with the Securities and Exchange Commission on October 22, 2010

File No. 333-167773

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-14
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

__ Pre-Effective Amendment No.

 X  Post-Effective Amendment No. 1

FINANCIAL INVESTORS TRUST
(Exact Name of Registrant as Specified in Charter)

1290 Broadway, Suite 1100
Denver, CO 80203
(Address of Principal Executive Offices, Zip Code)

Registrant’s Telephone Number, including Area Code (303) 623-2577

JoEllen L. Legg, Esq.
Secretary
Financial Investors Trust
1290 Broadway, Suite 1100
Denver, CO  80203
(Name and Address of Agent for Service)

Copy to:

Peter H. Schwartz, Esq.
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO  80202

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of Financial Investors Trust is being filed to replace Exhibit 11(a) and to add Exhibit 12(a) to Part C of the Registration Statement previously filed with the Securities and Exchange Commission on June 25, 2010, and amended by Pre-Effective Amendment No. 1 on July 30, 2010. No information contained in Parts A and B of the Registration Statement, which are incorporated herein by reference in their entirety, is amended, deleted or suspended.

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

PART C.  OTHER INFORMATION

Item 15.

Indemnification.

As permitted by Sections 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Article X of the Registrant’s Trust Instrument (Exhibit (1)(a) and (1)(b) to the Registration Statement), Section 1.10 of the Distribution Agreement (Exhibit (7)(a) to the Registration Statement) and Section 15 of the Distribution Agreement (Exhibit (7)(f) to the Registration Statement), officers, trustees, employees and agents of the Registrant will not be liable to the Registrant, any shareholder, officer, trustee, employee, agent or other person for any action or failure to act, except for bad faith, willful misfeasance, gross negligence or reckless disregard of duties, and those individuals may be indemnified against liabilities in connection with the Registrant, subject to the same exceptions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has purchased an insurance policy insuring its officers and trustees against liabilities, and certain costs of defending claims against such officers and trustees, to the extent such officers and trustees are not found to have committed conduct constituting willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties.  The insurance policy also insures the Registrant against the cost of indemnification payments to officers under certain circumstances.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and Distribution Agreements in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretations of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 16.	Exhibits.
	(1)	(a)	Trust Instrument of Registrant.[1]

		(b)	Revised Trust Instrument of Registrant.[1]

		(c)	Amendment to Trust Instrument of Registrant dated August 7, 2009.[8]

	(2)	(a)	By-Laws of Registrant.[1]

		(b)	Revised By-Laws of Registrant.[1]

		(c)	Amendment to By-Laws of Registrant dated April 25, 2008.[5]

	(3)		Not Applicable.

(4)

Form of Agreement and Plan of Reorganization among Registrant, on behalf of RiverFront Long-Term Growth Fund, Baird Funds, Inc., on behalf of RiverFront Long-Term Growth, ALPS Advisors, Inc. and Robert W. Baird & Co. Incorporated.[12]

	(5)		Provisions of instruments defining rights of security holders are contained in Articles 2 and 7 of the Trust Instrument of Registrant (incorporated herein by reference to Exhibit (1) of this filing).

	(6)	(a)	Investment Advisory and Management Agreement dated October 1, 2007 between Registrant and ALPS Advisers, Inc. (n/k/a ALPS Advisors, Inc.) with respect to the Listed Private Equity Fund.[4]

		(b)	Investment SubAdvisory Agreement dated October 1, 2007 among Registrant, ALPS Advisers, Inc. (n/k/a ALPS Advisors, Inc.) and Red Rocks Capital LLC with respect to the Listed Private Equity Fund.[4]

		(c)	Form of Investment Advisory Agreement between Registrant and ALPS Advisors, Inc. with respect to the Activa Value Fund.[6]

		(d)	Form of Investment Sub-Advisory Agreement among Registrant, ALPS Advisors, Inc. and Wellington Management Company, LLP with respect to the Activa Value Fund.[6]

		(e)	Form of Investment Advisory Agreement between Registrant and ALPS Advisors, Inc. with respect to the Clough China Fund. [7]

		(f)	Form of Investment Sub-Advisory Agreement among Registrant, ALPS Advisors, Inc. and Clough Capital Partners, LP with respect to the Clough China Fund.[7]

		(g)	Form of Investment Advisory Agreement between Registrant and ALPS Advisors, Inc. with respect to the ALPS/GNI Long-Short Fund.[9]

		(h)	Form of Investment Sub-Advisory Agreement among Registrant, ALPS Advisors, Inc. and GNI Capital, Inc. with respect to the ALPS/GNI Long-Short Fund. [9]

		(i)	Form of Investment Advisory Agreement between Registrant and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

		(j)	Form of Investment Advisory Agreement between Registrant and ALPS Advisors, Inc. with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund.[11]

		(k)	Form of Investment Sub-Advisory Agreement among Registrant, ALPS Advisors, Inc. and Jefferies Asset Management, LLC with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund.[11]

(l)

Form of Investment Advisory Agreement between Registrant and ALPS Advisors, Inc. with respect to the RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds.[12]

(m)

Form of Investment Sub-Advisory Agreement among Registrant, ALPS Advisors, Inc. and RiverFront Investments, LLC with respect to the RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds.[12]

	(7)	(a)	Distribution Agreement dated October 1, 2007 between Registrant and ALPS Distributors, Inc. with respect to the Listed Private Equity Fund.[4]

		(b)	Form of Administrative Services Agreement between ALPS Distributors, Inc. and servicing firm with respect to the Listed Private Equity Fund.[3]

(c)

Form of Amendment with respect to the Activa Value Fund to the Distribution Agreement dated October 1, 2007 between Registrant and ALPS Distributors, Inc. with respect to the Listed Private Equity Fund.[6]

(d)

Form of Amendment with respect to the Clough China Fund to the Distribution Agreement dated October 1, 2007 between Registrant and ALPS Distributors, Inc. with respect to the Listed Private Equity Fund.[7]

		(e)	Form of Amendment No. 2 to the Distribution Agreement dated October 1, 2007 between Registrant and ALPS Distributors, Inc. with respect to the ALPS/GNI Long-Short Fund.[9]

		(f)	Form of Distribution Agreement between Registrant and ALPS Distributors, Inc. with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

(g)

Form of Amendment dated _____, 2010 to the Distribution Agreement dated October 1, 2007 between Registrant and ALPS Distributors, Inc. with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund, RiverFront Long Term Growth, RiverFront Moderate Growth, RiverFront Long Term Growth & Income and RiverFront Moderate Growth & Income Funds.[11]

		(h)	Form of Selling Agreement between ALPS Distributors, Inc. and Broker/Dealer.[7]

		(i)	Form of Shareholder Servicing Agreement between ALPS Distributors, Inc. and servicing firm.[7]

		(j)	Form of Trust Networking Agreement between ALPS Distributors, Inc. and servicing firm.[7]

		(k)	Form of Fund-SERV Agreement between ALPS Distributors, Inc. and servicing firm.[7]

	(8)		None.

	(9)	(a)	Custodian Agreement dated November 13, 2007 between Registrant and The Bank of New York with respect to the Listed Private Equity Fund.[5]

		(b)	Foreign Custody Manager Agreement dated November 13, 2007 between Registrant and The Bank of New York with respect to the Listed Private Equity Fund.[5]

		(c)	Form of Custodian Agreement between Registrant and Union Bank of California with respect to the Activa Value Fund.[6]

		(d)	Form of Amendment to Custodian Agreement between Registrant and Bank of New York with respect to the Clough China Fund.[7]

		(e)	Form of Amendment to Foreign Custody Manager Agreement between Registrant and Bank of New York with respect to the Clough China Fund.[7]

		(f)	Form of Amendment to Custodian Agreement between Registrant and The Bank of New York Mellon with respect to the ALPS/GNI Capital Long-Short Fund.[9]

		(g)	Form of Amendment to Foreign Custody Manager Agreement between Registrant and The Bank of New York Mellon with respect to the ALPS/GNI Capital Long-Short Fund.[9]

		(h)	Form of Amendment to Custodian Agreement between Registrant and The Bank of New York Mellon with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

		(i)	Form of Amendment to Foreign Custody Manager Agreement between Registrant and The Bank of New York Mellon with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

(j)

Form of Amendment to Custodian Agreement between Registrant and The Bank of New York Mellon with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund, RiverFront Long Term Growth, RiverFront Moderate Growth, RiverFront Long Term Growth & Income and RiverFront Moderate Growth & Income Funds.[11]

(k)

Form of Amendment to Foreign Custody Manager Agreement between Registrant and The Bank of New York Mellon with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund, RiverFront Long Term Growth, RiverFront Moderate Growth, RiverFront Long Term Growth & Income and RiverFront Moderate Growth & Income Funds.[11]

	(10)	(a)	Distribution and Services Plan – Listed Private Equity Fund, Class A adopted as of September 4, 2007.[4]

		(b)	Distribution and Services Plan – Listed Private Equity Fund, Class R adopted as of September 4, 2007.[4]

		(c)	Rule 18f-3 Plan – Listed Private Equity Fund effective September 4, 2007.[4]

		(d)	Form of Distribution and Services Plan – Activa Value Fund, Class A.[6]

		(e)	Form of Rule 18f-3 Plan – Activa Value Fund.[6]

		(f)	Form of Distribution and Services Plan – Clough China Fund, Class A.[7]

		(g)	Form of Distribution and Services Plan – Clough China Fund, Class C.[7]

		(h)	Form of Rule 18f-3 Plan – Clough China Fund.[7]

		(i)	Distribution and Services Plan – ALPS/GNI Long-Short Fund, Class A.[9]

		(j)	Rule 18f-3 Plan – ALPS/GNI Long-Short Fund.[9]

		(k)	Distribution and Services Plan – Jefferies Asset Management Commodity Strategy Allocation Fund, Class A.[11]

		(l)	Distribution and Services Plan – Jefferies Asset Management Commodity Strategy Allocation Fund, Class C.[11]

		(m)	Shareholder Services Plan – Jefferies Asset Management Commodity Strategy Allocation Fund, Class A.[11]

		(n)	Shareholder Services Plan – Jefferies Asset Management Commodity Strategy Allocation Fund, Class C.[11]

		(o)	Rule 18f-3 Plan – Jefferies Asset Management Commodity Strategy Allocation Fund.[11]

		(p)	Distribution and Services Plan – RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds, Class A.[12]

		(q)	Distribution and Services Plan – RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds, Class C.[12]

		(r)	Shareholder Services Plan – RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds, Class A.[12]

		(s)	Shareholder Services Plan – RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds, Class C.[12]

		(t)	Rule 18f-3 Plan – RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds.[12]

	(11)	(a)	Opinion of Davis Graham & Stubbs LLP, counsel to Registrant, as to legality of shares of the RiverFront Long-Term Growth Fund (filed herewith).

	(12)	(a)	Tax Opinion of Davis Graham & Stubbs LLP, counsel to Registrant (filed herewith).

	(13)	(a)	Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the Listed Private Equity Fund.[4]

(b)

Form of Amendment No. 2 with respect to the Activa Value Fund to the Transfer Agency and Service Agreement between Registrant and ALPS Fund Services, Inc. with respect to the Listed Private Equity Fund.[6]

		(c)	Form of Amendment No. 3 to the Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/GNI Long-Short Fund.[9]

		(d)	Form of Amendment dated ______, 20__ to the Transfer Agency and Service Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the Clough China Fund.[7]

		(e)	Form of Transfer Agency and Service Agreement between Registrant and ALPS Fund Services, Inc. with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

(f)

Form of Amendment dated ______, 2010 to the Transfer Agency and Service Agreement between Registrant and ALPS Fund Services, Inc. dated October 1, 2007 with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund, RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds dated October 1, 2007.[11]

		(g)	Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the Listed Private Equity Fund.[4]

(h)

Form of Amendment No. 1 with respect to the Activa Value Fund to the Fund Accounting and Administration Agreement between Registrant and ALPS Fund Services, Inc. with respect to the Listed Private Equity Fund.[6]

		(i)	Form of Amendment No. 2 to the Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the ALPS/GNI Long-Short Fund.[9]

		(j)	Form of Amendment dated ______, 20__ to the Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the Clough China Fund.[7]

		(k)	Form of Fund Accounting and Administration Agreement between Registrant and ALPS Fund Services, Inc. with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

(l)

Form of Amendment to the Fund Accounting and Administration Agreement dated October 1, 2007 between Registrant and ALPS Fund Services, Inc. with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund, RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds.[11]

		(m)	Form of PFO Services Agreement among Registrant, ALPS Fund Services, Inc. and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

(n)

Form of Chief Compliance Officer Services Agreement among Registrant, ALPS Fund Services, Inc. and Vulcan Value Partners, LLC with respect to the Vulcan Value Partners Fund and the Vulcan Value Partners Small Cap Fund.[10]

(o)

Fee Waiver Letter Agreement dated September 1, 2009 among Registrant, ALPS Advisors, Inc. and Red Rocks Capital LLC with respect to the ALPS/Red Rocks Listed Private Equity Fund (f/k/a Listed Private Equity Fund).[8]

		(p)	Form of Fee Waiver Letter Agreement between Registrant and ALPS Advisors, Inc. with respect to the Activa Value Fund.[6]

		(q)	Form of Fee Waiver Letter Agreement between Registrant and ALPS Advisors, Inc. with respect to the Clough China Fund.[7]

		(r)	Form of Fee Waiver Letter Agreement between Registrant and ALPS Advisors, Inc. with respect to the ALPS/GNI Long-Short Fund.[9]

		(s)	Form of Fee Waiver Letter Agreement amongst Registrant, ALPS Advisors, Inc. and Jefferies Asset Management, LLC with respect to the Jefferies Asset Management Commodity Strategy Allocation Fund.[11]

(t)

Form of Fee Waiver Letter Agreement between Registrant and ALPS Advisors, Inc. with respect to the RiverFront Long-Term Growth, RiverFront Moderate Growth, RiverFront Long-Term Growth & Income and RiverFront Moderate Growth & Income Funds.[12]

	(14)	(a)	Consent of Grant Thornton LLP with respect to the RiverFront Long-Term Growth Fund.[14]

		(b)	Consent of Deloitte & Touche LLP with respect to the RiverFront Long-Term Growth Fund.[14]

	(15)		None.

	(16)		Power of Attorney dated July 26, 2010.[14]

	(17)	(a)	Code of Ethics for Registrant, revised as of March 13, 2006.[2]

		(b)	Code of Ethics for ALPS Holdings, Inc. revised as of May 1, 2010.[12]

		(c)	Code of Ethics for Red Rocks Capital LLC as of December 31 2008, as amended.[6]

		(d)	Code of Ethics for Wellington Management Company, LLP as of October 1, 2008.[6]

		(e)	Code of Ethics for Clough Capital Partners, LP, revised as of May 2, 2007.[7]

		(f)	Code of Ethics for GNI Capital, Inc. as of April 20, 2009.[9]

		(g)	Code of Ethics for Vulcan Value Partners, LLC as of October 15, 2009.[11]

		(h)	Code of Ethics for RiverFront Investments, LLC.[13]

1

Incorporated by reference to the Post-Effective Amendment No. 7 to Registrant’s Registration Statement filed on August 28, 1997.

2

Incorporated by reference to the Post-Effective Amendment No. 30 to Registrant’s Registration Statement filed on August 28, 2006.

3

Incorporated by reference to the Post-Effective Amendment No. 32 to Registrant’s Registration Statement filed on September 5, 2007.

4

Incorporated by reference to the Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on November 20, 2007.

5

Incorporated by reference to the Post-Effective Amendment No. 34 to Registrant’s Registration Statement filed on May 6, 2008.

6

Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on June 12, 2009.

7

Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on August 20, 2009.

8

Incorporated by reference to the Post-Effective Amendment No. 40 to Registrant’s Registration Statement filed on August 28, 2009.

9

Incorporated by reference to the Post-Effective Amendment No. 43 to Registrant’s Registration Statement filed on October 13, 2009.

10

Incorporated by reference to the Post-Effective Amendment No. 46 to Registrant’s Registration Statement filed on December 29, 2009.

11   Incorporated by reference to the Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on June 15, 2010.

12

Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on June 25, 2010.

13   Incorporated by reference to the Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on July 30, 2010.

14   Incorporated by reference to the Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 filed on July 30, 2010.

Item 17.

Undertakings.

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)

The undersigned registrant agrees to file in a post-effective amendment to this registrant statement a final tax opinion upon the closing of the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, and State of Colorado, on October 22, 2010.

FINANCIAL INVESTORS TRUST

(Registrant)

By:	/s/ Edmund J. Burke
Edmund J. Burke
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edmund J. Burke	President, Trustee and Chairman	October 22, 2010
Edmund J. Burke

/s/ John R. Moran, Jr.	Trustee	October 22, 2010
John R. Moran, Jr.*

/s/ Jeremy W. Deems	Trustee	October 22, 2010
Jeremy W. Deems*

/s/ Mary K. Anstine	Trustee	October 22, 2010
Mary K. Anstine*

/s/ Jerry G. Rutledge	Trustee	October 22, 2010
Jerry G. Rutledge*

/s/ Michael “Ross” Shell	Trustee	October 22, 2010
Michael “Ross” Shell*

/s/ Jeremy O. May	Treasurer	October 22, 2010
Jeremy O. May

*

Signature affixed by JoEllen L. Legg pursuant to a power of attorney dated July 26, 2010.

Exhibit List

Exhibits.		Description
(11)	(a)	Opinion of Davis Graham & Stubbs LLP, counsel to Registrant, as to legality of shares of the RiverFront Long-Term Growth Fund.
(12)	(a)	Tax Opinion of Davis Graham & Stubbs LLP, counsel to Registrant.